Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fushi Copperweld, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3/A (No. 333-160449) of Fushi Copperweld, Inc. of our reports dated April 4, 2011, with respect to the consolidated balance sheet of Fushi Copperweld, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Fushi Copperweld, Inc.

Our report dated April 4, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that Fushi Copperweld, Inc. did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effects of two material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to (1) insufficient competent accounting personnel in applying U.S. generally accepted accounting principles in the financial reporting process and (2) review controls over the determination of the fair values of derivative financial instruments, share-based payment awards, assets acquired and liabilities assumed in business combinations, have been identified and included in management’s assessment.

Our report dated April 4, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010, also contains an explanatory paragraph that states Fushi Copperweld, Inc. acquired Dalian Jinchuan Electric Cable Co., Ltd. (“Jinchuan”) and Shanghai Hongtai Industrial Co., Ltd. (“Hongtai”) during the year ended December 31, 2010 and management excluded from its assessment of the effectiveness of Fushi Copperweld, Inc.’s internal control over financial reporting as of December 31, 2010, the internal control over financial reporting of Jinchuan and Hongtai associated with total assets of USD23,959,055 and total revenues of USD29,109,098 included in the consolidated financial statements of Fushi Copperweld, Inc. as of and for the year ended December 31, 2010, and our audit of internal control over financial reporting of Fushi Copperweld, Inc. also excluded an evaluation of the internal control over financial reporting of Hongtai and Jinchuan.

Our report dated April 4, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an emphasis of matter paragraph that states that we do not express an opinion or any other form of assurance on management’s statements referring to corrective actions taken after December 31, 2010, relative to the aforementioned material weaknesses in internal control over financial reporting.

/s/ KPMG

Hong Kong, China
April 4, 2011